Exhibit 10.52
February 14, 2005
Mr. Bill Wilson
Dear Bill:
This letter confirms our agreement regarding the severance you would receive if your employment with Activant Solutions Inc. (the “Company”) is terminated as described below.
Specifically, if your employment is involuntarily terminated by the Company, other than for Cause (as defined herein), or, if you voluntarily terminate your employment with the Company for Good Reason (as defined herein), and provided you comply with the terms of your Employee Confidentiality, Nondisclosure, Intellectual Property, Nonsolicitation, and Noncompetition Agreement, you shall be entitled to receive severance of (i) 9-months of your base pay, (ii) 9-months target IB Bonus, and (iii) 9-months of COBRA payments, all paid in a lump sum within ten (10) business days of such termination subject to the terms of the applicable Company severance plan or plans.
Cause is hereby defined as any of the following: (i) conviction of a felony or a crime involving moral turpitude; (ii) violation of any non-competition, non-solicitation and/or confidentiality agreement; (iii) dishonesty or fraud; (iv) Gross negligence, incapacitation or insubordination; (v)Failure to follow written lawful directives of the President or the Board of Directors, or performance of other willful acts that are detrimental to the Company. Good Reason is hereby defined as any of the following: (i) a significant reduction in title, responsibilities, and/or total compensation.; or (ii) a requirement to relocate more than 50-miles from the Company’s Livermore, California facility;
Please confirm your agreement by signing in the space provided below.
Sincerely,
Larry Jones
President & CEO
Acknowledged and Agreed:

___2/14/05
Bill Wilson	Date